Exhibit 10.18

Title:	Executive Severance Policy
Functional Area:	HR Compensation and Benefits
Policy Number:	N/A

EXECUTIVE SEVERANCE POLICY

1.	PURPOSE OF THE POLICY

The purpose of this Executive Severance Policy (this “Policy”) is to set forth the severance benefits that will be provided to eligible executive employees of American Waterworks Company, Inc. and any of its subsidiaries (collectively referred to as the “Company”). The Company specifically reserves its right to amend, modify or terminate this Policy at any time (with or without notice) and at its sole discretion.

The Board of Directors of American Waterworks Company, Inc. (the “Board”) shall have complete authority, in its sole discretion (subject to the express provisions of this Policy) to interpret this Policy and to make any determinations necessary or advisable for the administration of this Policy.

2.	PARTICIPATION

This Policy shall apply only to those executive employees (limited to Management Level 1, 2 and 3 employees) who receive written notification of eligibility from the Senior Vice President, Human Resources of American Water Works Service Company, Inc. (the “Sr. V.P. Human Resources”). For purposes of this Policy, employees receiving such written notice from the Sr. V.P. Human Resources will be referred to as “Eligible Executives.”

3.	ELIGIBILITY FOR SEVERANCE BENEFITS

An Eligible Executive shall be entitled to the severance benefits provided for under this Policy in the event the Eligible Executive’s employment with the Company is involuntarily terminated by the Company and said termination is not for “Cause”. For purposes of this Policy, the determination of whether an Eligible Executive’s employment was terminated for “Cause” shall be determined at the sole discretion of the Board and the decision of the Board shall be final and binding. An Eligible Executive shall not be entitled to any benefits under this Policy in the event his or her employment with the Company is terminated for any reason other than an involuntary termination by the Company not for Cause, such as, but not limited to, terminations for Cause, terminations resulting from death, disability, voluntary resignations or constructive terminations.

Before an Eligible Executive receives any severance benefits provided for under this Policy, the Eligible Executive will be required to execute a Severance Agreement and General Release (“Release”), which will include, among other things: (1) a waiver of any claims against the Company; and (2) restrictive covenants (e.g., non-disclosure, non-compete and non-solicitation). The Company shall have no obligation to an Eligible Executive under this Policy unless and until the Eligible Executive timely executes a Release and any applicable revocation period has expired without the Eligible Executive revoking such Release.

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Human Resources	Policy Number: n/a
Date Adopted: 06/14/2006

For purposes of this Policy, an Eligible Executive whose employment is involuntarily terminated by the Company not for Cause and who executes (and does not revoke) the required Release will be referred to as a “Participant.”

4.	BENEFITS

4.1	Severance Pay

Each Participant shall receive severance pay, which, at the sole discretion of the Company, shall be paid either: (a) in the form of base salary continuation for the duration of the Severance Period based on the Participant’s annual base salary in effect as of the Termination Date; or (b) in a lump-sum payment equal to the sum of the payments that would be made pursuant to Section 4.1 (a), above. For purposes of this Policy, the “Termination Date” shall refer to the effective date of a Participant’s termination of employment with the Company, which shall be the last day the Participant is employed by the Company.

Payments made pursuant to Section 4.1(a), above, shall be made in regular payroll installments for the duration of the Severance Period, as defined in Section 4.2 below, commencing no later than the second pay date which occurs after the date the Participant returns an executed Release to the Sr. V.P. Human Resources and any applicable revocation period has expired without the Eligible Executive revoking such Release.

In the event the Company elects to make a lump-sum payment pursuant to Section 4.1(b), above, this payment shall be made no later than 14 days after the Participant returns a fully executed Release to the Sr. V.P. Human Resources and any applicable revocation period has expired without the Participant revoking such Release. Payment will be made in accordance with the Company’s normal payroll practices, net of applicable taxes and other deductions.

Notwithstanding anything to the contrary in this Policy, to the extent required to comply with Section 409A of the Internal Revenue Code (the “Code”), if a Participant is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, any payments and benefits due to the Participant under this Policy (under this Section 4.1 or otherwise) in connection with a termination of the Participant’s employment hereunder that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In light of the uncertainty surrounding the application of Section 409A of the Code, the Company cannot make any guarantee as to the treatment under Section 409A of the Code of any payments made or benefits provided under this Policy.

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Human Resources	Policy Number: n/a
Date Adopted: 06/14/2006

4.2	The “Severance Period” for Eligible Executives under this Policy is as follows:

Management Level (Grade)	Severance Period
Management Level - 1	18 months
Management Level - 2 and 3	12 months

4.3	Annual Incentive Plan (AIP)

Each Participant shall receive a pro rata AIP award for the year in which the Termination Date occurs to the extent such payment is provided for under the terms of the applicable AIP. AIP eligibility terminates on the Termination Date, and therefore, no AIP award shall be earned or accrued during the Severance Period.

4.4	Long Term Incentive Plan (LTIP)

LTIP awards shall be payable to a Participant for the year in which the Termination Date occurs solely to the extent provided for under the terms of the applicable LTIP. LTIP eligibility terminates on the Termination Date, and, therefore, no LTIP award shall be earned or accrued during the Severance Period.

4.5	Health, Dental and Vision Coverage

During the Severance Period, a Participant (and his or her dependents) shall continue to participate in the health, dental and vision plans sponsored by the Company under which he or she was covered as of the Termination Date, subject to the same terms and conditions as are applicable to then-current active employees of the Company during the Severance Period. For the avoidance of any doubt, the Participant’s out of pocket costs (including deductions, deductibles and co-payments) for such coverages shall be determined on the same basis as such costs apply to then-current active employees of the Company during the Severance Period. Continued health, dental and vision coverage provided under this Policy shall run concurrently with the provision of health, dental and vision continuation coverage to which the Participant may be entitled pursuant to the federal COBRA law. At the end of the Severance Period, the Participant may elect COBRA continuation coverage at his or her sole expense for the remaining balance, if any, of the statutory COBRA coverage period.

If a Participant satisfies the eligibility requirements for the Company’s retiree health coverage as of the Termination Date, the Participant will be entitled to elect said retiree health coverage after the Severance Period has expired. The duration of the Severance Period shall not be counted as service for purposes of determining eligibility for retiree health or any other benefit, unless specifically stated otherwise herein.

4.6	Retirement Benefits

During the Severance Period, a Participant shall accrue service under any applicable nonqualified defined benefit retirement plans in which he or she participated as of the Termination Date solely for purposes of determining

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Human Resources	Policy Number: n/a
Date Adopted: 06/14/2006

whether the Participant is vested (e.g. 5 years of service), but not for any other purpose. A Participant will not be permitted to make any contributions and shall not receive any Company contributions under any qualified or nonqualified defined contribution plans sponsored by the Company in respect of any period after Termination Date. Likewise, a Participant will not accrue additional service for any purpose under any of the Company’s qualified defined benefit pension plans at any time after the Termination Date. In no event shall payment of a Participant’s vested Supplemental Executive Retirement Plan (“SERP”) benefit commence prior to the conclusion of the Severance Period.

4.7	Life Insurance

During the Severance Period, a Participant shall continue to participate in any employee life insurance plan sponsored by Company under which he or she was covered as of the Termination Date, subject to the same terms and conditions as are applicable to then-current active employees of the Company during the Severance Period.

4.8	Deferred Compensation Plans

In the event a Participant is entitled to any deferred compensation under any nonqualified deferred compensation plan provided by the Company, payments required under any such plans will be paid following the Severance Period and in accordance with the applicable plan documents and the Participant’s distribution elections in effect as of the Termination Date, subject to all applicable laws.

4.9	Employee Assistance Plan

During the Severance Period, a Participant shall continue to participate in the Employee Assistance Plan provided by Company, subject to the same terms and conditions as are applicable to then-current active employees of the Company during the Severance Period.

4.10	Executive Perquisites

The Participant will be entitled to continued participation in the Company’s Executive Financial Planning program for a period of twelve (12) months from the Participant’s Termination Date, subject to the same terms and conditions as are applicable to then-current active employees of the Company during the Severance Period. The Company’s cost under this Section 4.10, however, shall not exceed $5,000 per Participant. Except for the Executive Financial Planning program, all other executive perquisites shall terminate effective as of the Participant’s Termination Date.

4.11	Outplacement Services

Each Participant shall be entitled to outplacement services arranged by the Company for a period of twelve (12) months following the Termination Date. All outplacement services provided by the Company shall be subject to terms and conditions as shall be determined at the sole discretion of the Company. No cash shall be paid in lieu of outplacement services.

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Human Resources	Policy Number: n/a
Date Adopted: 06/14/2006

5.	NON-DUPLICATION OF BENEFITS

Benefits under this Policy shall not be duplicative of any other severance (or other similar post-termination) benefits to which a Participant may be entitled pursuant to an individual employment agreement or otherwise. Any severance benefits otherwise payable or to be provided to a Participant herein shall be offset and reduced by any other severance (or similar post-termination) benefits payable or provided under such employment agreement or otherwise.

This Policy supersedes and hereby voids any prior severance policy covering Eligible Executives.

6.	GOVERNING LAW

The validity, interpretation, construction and performance of this Policy in all respects shall be governed by the laws of the State of New Jersey without regard to its principles of conflicts of law.

SCOPE

This Policy shall apply only to those executive employees (limited to Management Level 1, 2 and 3 employees) who receive written notification of eligibility from the Senior Vice President, Human Resources of American Waterworks Service Company, Inc. (the “Sr. V.P. Human Resources”).

MONITORING

Corporate Compensation and Benefits has responsibility for assuring compliance with this policy.

REPORTING/METRICS

Corporate Compensation and Benefits will be responsible for reporting any payouts under this plan each quarter to the Controller’s office and the Compensation Committee of the American Water Board of Directors.

WAIVER

All waivers under this policy must be approved by the Senior Vice President of Human Resources, the CEO (unless the severance involves the CEO) and the American Water Board of Directors.

REFERENCES

None.

REVIEW/UPDATE

This policy will be reviewed every 3 years.

Approved by:
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Human Resources	Policy Number: n/a
Date Adopted: 06/14/2006

Indicate: American Water Board of Directors

Original Adopted: June 14, 2006

Revised Adopted:

Date of Last Review: June 14, 2006

Effective Date: June 14, 2006

Prepared By: Human Resources

Disclaimer

American Water reserves the right to change, revise or discontinue this Policy for any reason whatsoever. No employee, manager or other agent of American Water, other than the Service Company Board (or its direct executive membership) has the authority to enter into any agreement contrary to this Policy.

This Policy supersedes and voids all previous policies and practices, which may be inconsistent in any way with that stated herein.

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Human Resources	Policy Number: n/a
Date Adopted: 06/14/2006